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                                                                      EXHIBIT 21

                     SPACEHAB, INCORPORATED AND SUBSIDIARIES
                         SUBSIDIARIES OF THE REGISTRANT

                                     JURISDICTION OF
NAME OF SUBSIDIARY                    INCORPORATION   BUSINESS NAME
----------------------------------   ---------------  --------------------------
Astrotech Space Operations, Inc.     Delaware         Astrotech
SPACEHAB Government Services, Inc.   Colorado         SPACEHAB Government
                                                       Services
Space Media, Inc.                    Delaware         Space Media
Space Store, LLC                     Delaware         Space Store
Astrotech Florida Holdings, Inc.     Florida          Astrotech Florida Holdings